UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2015

ASTA FUNDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35637	22-3388607
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Sylvan Avenue, Englewood Cliffs, New Jersey	07632
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 201-567-5648

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On July 16, 2015, Asta Funding, Inc. (the “Company”) made a payment to the Internal Revenue Service (“IRS”) of approximately $13.0 million in anticipation of the conclusion of the examination by the IRS and in accordance with their notice of proposed adjustment, for the fiscal tax years ended September 30, 2009 through September 30, 2013. The adjustment is the result of a change in the accounting method used for income recognition for income tax purposes. Apart from the change in accounting method for income tax purposes, there were no other material disallowances or adjustments to other items of income, deductions, and credits to the tax returns under examination. Since the adjustment proposed by the IRS is a temporary difference and its related tax benefit is expected to be recognized in future tax years, the payment has been classified as a deferred tax asset. The payment does not include approximately $500,000 of interest related to the tax year of the IRS adjustment, September 30, 2013. The Company will be amending its Federal Tax Return for the fiscal year ended September 30, 2014, to reflect the new accounting method for income tax purposes. The Company anticipates it will recognize a portion of the deferred tax benefit in the September 30, 2014 tax year. There is no state and local tax liability as a result of the Federal tax examination.

The information in this Item 8.01 of the Current Report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section, or incorporated by reference into the filings under the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ASTA FUNDING, INC.

Date: July 22, 2015	By:	/s/ Robert J. Michel
Robert J. Michel
Chief Financial Officer